Fund Administration Fee Schedule Exhibit A

Name Of Series	Date Added
Neiman Large Cap Value Fund	March 18, 2003
Neiman Opportunities Fund Advisors Capital US Dividend Fund Advisors Capital Small/Mid Cap Fund Advisors Capital Tactical Fixed Income Fund	March 15, 2016 December 14, 2020 December 14, 2020 December 14, 2020

Annual fee based upon average assets:

7 basis points on first $200 million 5 basis points on next $500 million 3 basis points on the balance

Minimum monthly fee: $2,000 for single series funds and an additional $500 for each additional class.
The minimum monthly fee is $2,500 for single series funds added in 2020 and after.

Plus out-of pocket expense reimbursements, including but not limited to:

Proxies
Special reports
Printing of Annual Prospectus, SAI, Annual and Semi-Annual Reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing expenses
Legal expenses

Fees and out-of-pocket expense reimbursements are billed monthly

8.